Exhibit 5.1

FULBRIGHT & JAWORSKI L.L.P.

A REGISTERED LIMITED LIABILITY PARTNERSHIP

666 FIFTH AVENUE, 31ST FLOOR

NEW YORK, NEW YORK 10103-3198

WWW.FULBRIGHT.COM

TELEPHONE: (212) 318-3000	FACSIMILE: (212) 318-3400

September 23, 2005

Cygne Designs, Inc.

11 West 42nd Street

New York, NY 10036

Ladies and Gentlemen:

We have examined the registration statement on Form S-2 to be filed by you with the Securities and Exchange Commission on or about September 23, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, of 10,500,000 shares (the “Shares”) of your common stock, $0.01 par value per share, for resale by certain stockholders listed in the Registration Statement. As your counsel, we have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and legally issued and are fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

HOUSTON • NEW YORK • WASHINGTON DC • AUSTIN • DALLAS • LOS ANGELES • MINNEAPOLIS • SAN ANTONIO • HONG KONG • LONDON • MUNICH